99¢ ONLY STORES® ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2005.

CITY OF COMMERCE, CA - January 9, 2006 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) today announced its preliminary financial results for the quarter ended September 30, 2005. The financial results contained in this release both for the quarter and calendar year-to-date periods are preliminary and remain subject to review by the Company’s independent registered public accounting firm, and are therefore subject to change prior to the filing of the Company’s Form 10-Q for the quarter ended September 30, 2005.

The Company reports (on a preliminary, unreviewed basis) for the quarter ended September 30, 2005 diluted earnings per share of $0.01 on a net income of $1.0 million compared to same quarter 2004 (previously restated) diluted earnings per share of $0.08 on net income of $5.5 million. For the nine months ended September 30, 2005, the Company reports (on a preliminary, unreviewed basis) diluted earnings per share of $0.12 on net income of $8.3 million, compared to the nine months ended September 30, 2004 (previously restated) diluted earnings per share of $0.27 on net income of $19.2 million. An analysis of the Company’s financial condition and results of operations (on a preliminary, unreviewed basis) is included below.

Eric Schiffer, CEO of the Company, said, "During the past year, our Company has moved aggressively to make fundamental changes that we believe are necessary to position us for profitable expansion. Changes in our management infrastructure, systems, and processes are expensive especially in light of Sarbanes-Oxley requirements, consulting costs and the temporary opportunity costs of transitioning responsibilities and diverting management from day-to-day operations, all of which placed substantial pressure on our operating margins.

“During the fourth quarter we implemented a store level measurement and incentive system, which we believe, combined with an improved selection of merchandise, helped to result in a same-store-sales increase of 2.5% in the fourth calendar quarter of 2005, as was announced in a separate news release today. We believe the sales increase in the fourth calendar quarter of 2005 contributed to a profit in the fourth quarter higher than we are announcing today for the third quarter and somewhat lower than the fourth quarter of 2004. Our strategic improvement efforts are heavily focused on buying and merchandising to enhance our return on invested capital and on improving our systems to streamline our management process. We made significant additions to our senior management team in the fourth quarter, and expect to utilize our strong balance sheet, including $160 million in cash and marketable securities, for renewed, profitable growth in 2006.

“Our team is making progress on all of our primary objectives. Our new CFO, controller, and independent auditors are focused on completing the necessary review of our 2005 Form 10-Qs to enable them to be filed as soon as possible before our new March 31 fiscal year-end. We are working diligently with our Sarbanes-Oxley consulting firm to further strengthen our financial and management controls. We have focused on store shelf in-stock positions and our Texas store performance with some initial success and we expect greater improvements to come. Implementation of our warehouse management system is moving forward in California and we are making progress in the first phase of our Company-wide core merchandising system as well.

“In Texas, we have made operational improvements and achieved overall positive same-store-sales in the third quarter and fourth quarter of calendar 2005, although the average Texas store sales volume continues to lag significantly behind the average non-Texas store. However, we continue to believe that there is potential for continued growth in Texas and expect to continue to refine our Texas market knowledge and strategy in 2006. For our upcoming fiscal year, we plan to increase our store opening rate in our existing markets to about 10%, including 2 to 5 new Texas stores.

“We are continuing to strengthen our management team. In addition to hiring a new CFO, we recently hired an additional Vice President in our information technology group, a new Vice President in our real estate group, and a Vice President of Finance and Controller who replaced our interim controller. Additionally, a new Vice President of Distribution will be joining us next week. This group brings breadth and depth of experience in multi-unit retail, strategic systems, and financial control implementation that will complement our existing team’s comprehensive experience in deep discount retailing. We are committed to continue to enhance our management team and systems at a fundamental and strategic level to support accelerated and profitable growth.

“We look forward to discussing the preliminary results of our operations for the third quarter of calendar 2005 and sales results for the fourth quarter, including progress and plans, during our conference call tomorrow morning.”

The Company’s previously announced conference call to discuss these preliminary financial results is scheduled for 8 a.m. Pacific Time tomorrow. If you would like to participate in the Company’s conference call, please phone the Link conference call operator at 1-206-315-1857 (U.S. and Canada) about nine minutes before the call is scheduled to begin and hold for an operator to assist you. Please inform the operator that you are calling in for 99¢ Only Stores' Third Quarter 2005 Earnings Release conference call, and be prepared to provide the operator with your name, company name, and position if requested. A recorded version of the call will be made available about four hours after completion of the call and will remain on-line for 7 days. To access the recorded version, dial 1-913-383-5767, PASSCODE: 4071. A copy of this press release and any other financial and statistical information about the period to be presented in the conference call will be available at the section of the Company's website entitled "Investor Relations" at www.99only.com.

99¢ ONLY STORES
PRELIMINARY CONSOLIDATED BALANCE SHEETS
(Amounts In Thousands, Except Share Data)
(September 30, 2005 Unreviewed and Unaudited)

ASSETS

	September 30, 2005	December 31, 2004
CURRENT ASSETS:
Cash	$1,002	$884
Short-term investments	124,599	92,645
Accounts receivable, net of allowance for doubtful accounts of $214 and $268 as of September 30, 2005 and December 31, 2004, respectively	4,662	3,463
Income tax receivable	5,051	-
Deferred income taxes	28,845	28,845
Inventories	153,432	155,836
Other	4,141	5,946
Total current assets	321,732	287,619
PROPERTY AND EQUIPMENT, at cost:
Land	59,979	41,240
Building	81,573	68,833
Building improvements	33,475	28,587
Leasehold improvements	108,324	106,482
Fixtures and equipment	77,487	71,577
Transportation equipment	3,977	3,847
Construction in progress	4,821	22,835
Total properties, fixtures and equipment	369,636	343,401
Accumulated depreciation and amortization	(116,807)	(95,482)
Total net property and equipment	252,829	247,919

OTHER ASSETS:
Long-term deferred income taxes	3,601	3,574
Long-term investments in marketable securities	35,553	50,764
Deposits and other assets	9,515	10,328
Total other assets	48,669	64,666
TOTAL ASSETS	$623,230	$600,204

99¢ ONLY STORES
PRELIMINARY CONDOLIDATED BALANCE SHEETS
(Amounts In Thousands, Except Share Data)
(September 30, 2005 Unreviewed and Unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY

	September 30, 2005	December 31, 2004
CURRENT LIABILITIES:
Accounts payable	$43,749	$39,094
Accrued expenses:
Payroll and payroll-related	5,913	4,959
Sales tax	3,866	5,098
Other	9,871	12,074
Workers’ compensation	46,581	36,445
Income tax payable	-	2,495
Current portion of capital lease obligation	50	37
Total current liabilities	110,030	100,202

LONG-TERM LIABILITIES:
Deferred rent	7,374	8,097
Deferred compensation liability	3,081	2,847
Capital lease obligation, net of current portion	726	774
Bank loan	5,044
Total long-term liabilities	16,225	11,718

COMMITMENTS AND CONTINGENCIES:		-

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value
Authorized - 1,000,000 shares
Issued and outstanding-none		-
Common stock, no par value
Authorized - 200,000,000 shares
Issued and outstanding 69,552,150 shares at September 30, 2005 and 69,517,185 shares at December 31, 2004	213,030	212,606
Retained earnings	283,985	275,678
Other comprehensive loss	(40)	-
Total shareholders’ equity	496,975	488,284
Total liabilities and shareholders’ equity	$623,230	$600,204

99¢ ONLY STORES
PRELIMINARY CONSOLIDATED STATEMENTS OF INCOME
SEPTEMBER 30, 2005 AND 2004
(Amounts In Thousands, Except Per Share Data)
(Unreviewed and Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
NET SALES:		(As Restated)		(As Restated)
99¢ Only Stores	$235,902	$229,064	$702,250	$674,807
Bargain Wholesale	10,122	9,881	31,083	31,454
Total sales	246,024	238,945	733,333	706,261
COST OF SALES (excluding depreciation and amortization expense as shown separately below)	153,488	147,211	456,205	435,759
Gross profit	92,536	91,734	277,128	270,502
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Operating expenses	84,161	76,232	246,862	221,571
Depreciation and amortization	7,872	7,681	23,259	20,082
Total Selling, General and Administrative	92,033	83,913	270,121	241,653
Operating income	503	7,821	7,007	28,849
OTHER (INCOME) EXPENSE:
Interest income	(1,158)	(1,266)	(2,922)	(2,749)
Interest expense	29	30	59	91
Other	(23)	-	(3,739)	(4)
Total other (income)	(1,152)	(1,236)	(6,602)	(2,662)
Income before provision for income tax	1,655	9,057	13,609	31,511
Provision for income taxes	646	3,551	5,302	12,338

NET INCOME	$1,009	$5,506	$8,307	$19,173

EARNINGS PER COMMON SHARE:
Basic	$0.01	$0.08	$0.12	$0.27
Diluted	$0.01	$0.08	$0.12	$0.27

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	69,552	69,500	69,545	71,001
Diluted	69,733	69,746	69,756	71,429

99¢ ONLY STORES
PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS
SEPTEMBER 30, 2005 AND 2004
(Amounts in Thousands)
(Unreviewed and Unaudited)

	Nine Months Ended September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:		(As Restated)
Net income	$8,307	$19,174
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,259	20,082
Loss on disposal of fixed assets	164	-
Tax benefit from exercise of non qualified employee stock options	119	195
Deferred income taxes	-	(3,127)
Changes in asset and liabilities associated with operating activities:
Sales of trading securities, net	25,223	50,827
Accounts receivable	(1,199)	616
Inventories	2,404	(34,820)
Other assets	2,670	(2,156)
Deposits	182	-
Accounts payable	4,655	26,509
Accrued expenses	(2,481)	6,824
Accrued workers’ compensation	10,136	7,645
Income taxes	(7,546)	(4,131)
Deferred rent	(723)	(429)
Net cash provided by operating activities	65,170	87,209
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(28,333)	(43,466)
Investments in partnerships	-	1,523
Purchases of investments	(61,854)	-
Sale and maturity of available for sale securities	19,821	-
Net cash used in investing activities	(70,366)	(41,943)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of capital lease obligation	(35)	(35)
Proceeds from exercise of stock options	305	958
Repurchases of Company stock	-	(38,213)
Proceeds from the assumption of bank loan	5,044	-
Net cash provided (used in) by financing activities	5,314	(37,290)
NET INCREASE (DECREASE) IN CASH	118	7,976
CASH, beginning of year	884	318
CASH, end of year	$1,002	$8,294

The financial results contained in this release include financial results for the third quarter ended September 30, 2004, which were previously restated. The following is a summary of the restatement.

Accounting for Leases

On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) issued a letter to the American Institute of Certified Public Accountants expressing its views regarding certain operating lease accounting issues and their application under GAAP. In light of this letter, the Company re-evaluated its lease accounting practices for fiscal 2004 and determined that certain of its lease accounting methods for tenant improvement allowances and rent holiday periods were not in accordance with GAAP, as described below.

Tenant Improvement Allowances

The Company had historically accounted for tenant improvement allowances as reductions to the related store leasehold improvement instead of as a deferred liability in the consolidated balance sheets. As a result, the Company amortized the tenant improvement allowances over the asset life instead of over the lease term and reflected the amortization as a reduction to depreciation expense instead of as a reduction to rent expense. The Company also recorded tenant improvement allowances as a reduction of capital expenditures within investing activities instead of a change in operating activities in the consolidated statements of cash flows. In the fourth quarter of fiscal 2004, the Company reassessed its accounting for tenant improvement allowances and has corrected its accounting policy to treat these allowances received as a deferred liability which is amortized, as a reduction of rent expense, over the lease term.

Rent Holiday Periods

Under the requirements of FASB Technical Bulletin 85-3, “Accounting for Operating Leases with Scheduled Rent Increases,” rent expense should be amortized on a straight-line basis over the term of the lease. Historically, the Company recognized rent holiday periods on a straight-line basis over the lease term commencing with the date the store opened. In the fourth quarter of fiscal 2004, the Company re-evaluated its accounting for rent holidays and determined that the recognition of rent expense should commence on the date the Company takes possession of the leased space for construction purposes, which has historically been three to four months prior to a store opening date. This correction in accounting affects the recognition of rent expense and the deferred rent liabilities balance.

Depreciation

Prior to the fourth quarter of fiscal 2004, the Company depreciated building improvements made on both owned and leased store locations over five years. In the fourth quarter of fiscal 2004, the Company determined that a five-year depreciation period for such building improvements does not reflect an accurate estimate of the useful life of such assets. The Company determined that a more accurate estimate of the depreciation period for each building improvement should be the shorter of the economic life of the improvement or the life of the building for owned building improvements, or the remaining life of the lease for leased building improvements. The effect of this restatement is to depreciate such assets over longer periods than the initially assigned five years. This correction in accounting affects depreciation expense and accumulated depreciation in the financial statements published for periods prior to the fourth quarter of fiscal 2004.

Cash Flow Classification of Trading Investment Activity

In the fourth quarter of fiscal 2004, the Company determined that the presentation of net purchases and sales of trading investments in the consolidated statements of cash flows should be shown in the operating activities category rather than shown in the investing activities category as was previously reported. Accordingly, the Company has corrected the classification of net purchases and sales of investments to the appropriate cash flow categories for financial statements published for periods prior to the fourth quarter of fiscal 2004.

As a result of the above, the Company has restated the accompanying consolidated statements of income for the three and nine months ended September 30, 2004 and the consolidated statements of cash flows for the nine months ended September 30, 2004. The following is a summary of the corrections described above (in thousands, except per share data):

	Consolidated Statement of Income
Three months ended September 30, 2004	As Previously Reported	Adjustments	As Restated
Cost of Sales	$147,865	$(654)	$147,211
Gross profit	91,080	654	91,734
Operating expenses	75,356	876	76,232
Depreciation and amortization	9,203	(1,522)	7,681
Total Selling, General and Administrative	84,559	(646)	83,913
Operating income	6,521	1,300	7,821
Income before provision for income tax	7,757	1,300	9,057
Provision for income taxes	3,041	510	3,551
Net Income	$4,716	$790	$5,506

EARNINGS PER COMMON SHARE:
Basic	$0.07	$0.01	$0.08
Diluted	$0.07	$0.01	$0.08

	Consolidated Statement of Income
Nine months ended September 30, 2004	As Previously Reported	Adjustments	As Restated
Cost of Sales	$437,681	$(1,922)	$435,759
Gross profit	268,580	1,922	270,502
Operating expenses	219,463	2,108	221,571
Depreciation and amortization	24,524	(4,442)	20,082
Total Selling, General and Administrative	243,987	(2,334)	241,653
Operating income	24,593	4,256	28,849
Other	-	(4)	(4)
Income before provision for income tax	27,251	4,260	31,511
Provision for income taxes	10,670	1,668	12,338
Net Income	$16,581	$2,592	$19,173

EARNINGS PER COMMON SHARE:
Basic	$0.23	$0.04	$0.27
Diluted	$0.23	$0.04	$0.27

	Consolidated Statement Of Cash Flows
Nine months ended September 30, 2004	As Previously Reported	Adjustments	As Restated
Net cash provided by operating activities	$36,382	$50,827	$87,209
Net cash used in investing activities	$8,884	$(50,827)	$(41,943)

The following is a description of management’s analysis of the preliminary financial condition and results of operations for the third quarter of 2005.

Three Months Ended September 30, 2005 (Preliminary and Unreviewed) Compared to Three Months Ended September 30, 2004

Net Sales: Net sales increased $7.1 million, or 3.0%, to $246.0 million for the three months ended September 30, 2005 compared to $238.9 million for the three months ended September 30, 2004. Retail sales increased $6.8 million, or 3.0%, to $235.9 million for the three months ended September 30, 2005 compared to $229.1 million for the three months ended September 30, 2004. The effect of eight new stores opened during the nine months of 2005 increased retail sales by $6.3 million and the full quarter effect of 12 new stores opened after the second quarter of 2004 increased sales by $4.0 million for the three months ended September 30, 2005. However, same-store-sales decreased 0.7% for the three months ended September 30, 2005 compared to the three months ended September 30, 2004, partly, management believes, due to the effects of higher gasoline prices that negatively affected customer store traffic and operational issues. Bargain Wholesale net sales increased $0.2 million, or 2.4%, to $10.1 million for the three months ended September 30, 2005 compared to $9.9 million for the three months ended September 30, 2004.

Gross Profit: Gross profit increased $0.8 million, or 0.9%, to $92.5 million for the three months ended September 30, 2005 compared to $91.7 million for the three months ended September 30, 2004. As a percentage of net sales, overall gross margin decreased to 37.6% for the three months ended September 30, 2005 compared to 38.4% for the three months ended September 30, 2004. As a percentage of retail sales, retail gross margin decreased to 38.4% for the three months ended September 30, 2005 compared to 39.2% for the three months ended September 30, 2004. The decrease in retail gross margin was due to an increase in spoilage/shrink at the stores from 3.3% in the third quarter of 2004 to 3.5% in the third quarter of 2005 and an increase in product cost for retail from 57.1% in the third quarter of 2004 to 58.1% for the third quarter of 2005, primarily due to product cost changes and a shift in the sales mix to more lower margin, primarily grocery items. As previously announced, the Company performed a review of its inventory systems and controls and determined the existence of certain inventory discrepancies. These discrepancies necessitated the establishment of an estimated reserve in prior quarters as previously disclosed. Management found no reason to increase the amount of this reserve during the third quarter. The Company is substantively verifying certain inventory balances by performing comprehensive inventory counts at stores and warehouses, which will be complete by the end of January and may result in adjustments to this estimated reserve. The Bargain Wholesale margin decreased slightly to 19.8% for the three months ended September 30, 2005 compared to 19.9% for the three months ended September 30, 2004. The remaining change was made up of increases and decreases in other less significant items included in cost of sales.

Operating Expenses: Operating expenses increased by $7.9 million, or 10.4%, to $84.2 million for the three months ended September 30, 2005 compared to $76.2 million for the three months ended September 30, 2004. As a percentage of net sales, operating expenses increased to 34.2% for the three months ended September 30, 2005 from 31.9% for the three months ended September 30, 2004. Operating expenses increased due to higher retail store operating expenses of $5.7 million between the three months ended September 30, 2005 and 2004, primarily as a result of an increase in retail store labor and benefit costs of $2.9 million and an increase in utility costs of $1.2 million, significantly due to the opening of eight new stores in the first nine months of 2005 and the full quarter effect of 12 new stores opened after the second quarter of 2004. In addition, retail store operating expenses increased disproportionately compared to retail sales increases due to the underperformance of Texas stores. The increase in operating expenses was also due to an increase in distribution and transportation costs of $0.5 million, primarily as a result of higher fuel costs and increased delivery costs due to additional new store locations. Operating expenses also increased due to an increase in accounting and consulting fees of $1.3 million. Finally, operating expenses increased due to an increase in the workers’ compensation expenses of $0.7 million, which was primarily driven by an increase in the number of claims and an increase in average costs per claim. However, the increase in operating expenses was partially offset by a decrease in legal costs of $0.7 million between the third quarter of 2005 and of 2004 due to lower legal settlements and reduced outside legal fees in the third quarter 2005 as a result of a lower number of personal injury lawsuits, class action lawsuits, and other employee related claims. The remaining change was made up of increases and decreases in other less significant items included in operating expenses.

Depreciation and Amortization: Depreciation and amortization increased $0.2 million, or 2.5%, to $7.9 million for the three months ended September 30, 2005 compared to $7.7 million for the three months ended September 30, 2004 as a result of eight new stores opened in 2005, the full quarter effect of 12 new stores opened after the second quarter of 2004, and additions to existing stores.

Operating Income: Operating income decreased $7.3 million, to an operating income of $0.5 million for the three months ended September 30, 2005 compared to operating income of $7.8 million for the three months ended September 30, 2004. Operating income as a percentage of net sales decreased from 3.3% for the three months ended September 30, 2004 to 0.2% for the three months ended September 30, 2005 primarily due to the increases in operating expenses discussed above.

Other Income (Expense): Other income decreased $0.08 million, or 6.8%, to $1.2 million for the three months ended September 30, 2005 compared to $1.2 million for the three months ended September 30, 2004. The primary reason for the decrease was due to the decrease in interest income earned on the Company’s investments from $1.3 million for the three months ended September 30, 2004 to $1.2 million for the three months ended September 30, 2005 as a result of a positive mark to market on the trading portfolio in the third quarter of 2004 due to declining interest rates as compared to a negative mark to market in the third quarter of 2005.

Provision for Income Taxes: The provision for income taxes was $0.6 million for the three months ended September 30, 2005 compared to $3.6 million for the three months ended September 30, 2004. The effective rate of the provision for income taxes was approximately 39.0% and 39.2% for the three months ended September 30, 2005 and 2004, respectively.

Net Income: As a result of the items discussed above, net income decreased $4.5 million, to $1.0 million for the three months ended September 30, 2005 compared to $5.5 million for the three months ended September 30, 2004. Net income as a percentage of net sales was 0.4% and 2.3% for the three months ended September 30, 2005 and 2004, respectively.

Nine Months Ended September 30, 2005 (Preliminary and Unreviewed) Compared to Nine Months Ended September 30, 2004

Net Sales: Net sales increased $27.1 million, or 3.8%, to $733.3 million for the nine months ended September 30, 2005 compared to $706.3 million for the nine months ended September 30, 2004. Retail sales increased $27.4 million, or 4.1%, to $702.3 million for the nine months ended September 30, 2005 compared to $674.8 million for the nine months ended September 30, 2004. The effect of eight new stores opened during the first nine months of 2005 increased retail sales by $13.5 million and the full period effect of 33 new stores opened in 2004 increased sales by $33.8 million for the nine months ended September 30, 2005. However, same-store-sales were down 2.0% for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004 partly due to severe inclement weather in California, the ending of the Southern California grocery strike in late February 2004, and the effects of higher gasoline prices that negatively affected customer store traffic. Bargain Wholesale net sales decreased $0.4 million, or 1.2%, to $31.1 million for the nine months ended September 30, 2005 compared to $31.5 million for the nine months ended September 30, 2004.

Gross Profit: Gross profit dollars increased $6.6 million, or 2.5%, to $277.1 million for the nine months ended September 30, 2005 compared to $270.5 million for the nine months ended September 30, 2004. As a percentage of net sales, overall gross margin decreased to 37.8% for the nine months ended September 30, 2005 compared to 38.3% for the nine months ended September 30, 2004. As a percentage of retail sales, retail gross margin decreased to 38.6% for the nine months ended September 30, 2005 compared to 39.2% for the nine months ended September 30, 2004. The increase in retail gross profit dollars was primarily due to an increase in retail sales and also an $8.2 million, or 1.2% of retail sales, inventory write-down recorded in the first nine months ended September 30, 2004 as a result of warehouse and store inventory physicals. However, the increase in gross profit dollars was partially offset by an increase in spoilage/shrink at the stores from 3.2% for the nine months ended September 30, 2004 to 3.7% for the nine months ended September 30, 2005 due in part to the establishment of an estimated inventory reserve of $1.5 million for the first nine months of 2005, or 0.6% of retail sales. As previously announced, the Company performed a review of its inventory systems and controls and determined the existence of certain inventory discrepancies. These discrepancies necessitated the establishment of this estimated reserve. The Company is substantively verifying certain inventory balances by performing additional inventory counts at most of its stores, which may result in adjustments to this estimated reserve for the first nine months of 2005. The increase in gross profit dollars was also partially offset by an increase in product cost for retail from 56.2% for the nine months ended September 30, 2004 to 57.6% for the nine months ended September 30, 2005, primarily due to product cost changes and a shift in the sales mix to more grocery items. The Bargain Wholesale margin increased slightly to 20.4% for the nine months ended September 30, 2005 compared to 19.8% for the nine months ended September 30, 2004. The remaining change was made up of increases and decreases in other less significant items included in cost of sales.

Operating Expenses: Operating expenses increased by $25.3 million, or 11.4%, to $246.9 million for the nine months ended September 30, 2005 compared to $221.6 million for the nine months ended September 30, 2004. As a percentage of net sales, operating expenses increased to 33.7% for the nine months ended September 30, 2005 from 31.4% for the nine months ended September 30, 2004. The increase was primarily due to higher retail store operating expenses of $16.7 million between the nine months ended September 30, 2005 and 2004, primarily as a result of an increase in retail store labor and benefit costs of $10.7 million, an increase in utility costs of $2.7 million, and an increase in rent costs of $2.8 million primarily due to the opening of eight new stores in the first nine months of 2005 and the full period effect of 33 new stores opened in 2004. In addition, retail store operating expenses increased disproportionately compared to retail sales increases due to the underperformance of Texas stores. The increase in operating expenses was also due to an increase in distribution and transportation costs of $3.6 million, primarily as a result of higher fuel costs and increased delivery costs due to additional new store locations. Operating expenses also increased due to an increase in accounting and consulting fees of $3.5 million. Finally, operating expenses increased due to an increase in workers’ compensation expenses of $5.2 million, which was primarily driven by an increase in the number of claims and an increase in average costs per claim. However, the increase in operating expenses was partially offset by a decrease in legal costs of $7.3 million between the first nine months of 2005 and 2004 primarily due to payments of $6.1 million for legal settlements in the first nine months of 2004. The remaining change was made up of increases and decreases in other less significant items included in operating expenses.

Depreciation and Amortization: Depreciation and amortization increased $3.2 million, or 15.8%, to $23.3 million for the nine months ended September 30, 2005 compared to $20.1 million for the nine months ended September 30, 2004 as a result of eight new stores opened in 2005, the full period effect of 33 new stores opened in 2004, and additions to existing stores.

Operating Income: Operating income decreased $21.8 million, or 75.7%, to $7.0 million for the nine months ended September 30, 2005 compared to $28.8 million for the nine months ended September 30, 2004. Operating income as a percentage of net sales decreased from 4.1% for the nine months ended September 30, 2004 to 1.0% for the nine months ended September 30, 2005 primarily due to the increases in operating expenses discussed above.

Other Income (Expense): Other income increased $3.9 million to $6.6 million for the nine months ended September 30, 2005 compared to $2.7 million for the nine months ended September 30, 2004. The primary reason for the increase in other income was recognition of $4.2 million of compensation for a forced store closure due a local government eminent domain action. Also, interest income earned on the Company’s investments increased from $2.7 million for the nine months ended September 30, 2004 to $2.9 million for the nine months ended September 30, 2005 due to the net effect of valuation losses recognized on certain of its bonds as a result of market interest rate fluctuations and the corresponding decrease in bond values in 2004, which was partially offset by the repurchase of $38.2 million of its common stock in the second and third quarters of 2004, which reduced the total investment portfolio in 2005.

Provision for Income Taxes: The provision for income taxes was $5.3 million for the nine months ended September 30, 2005 compared to $12.3 million for the nine months ended September 30, 2004. The effective rate of the provision for income taxes was approximately 39.0% and 39.2% for the nine months ended September 30, 2005 and 2004, respectively.

Net Income: As a result of the items discussed above, net income decreased $10.9 million, or 56.7%, to $8.3 million for the nine months ended September 30, 2005 compared to $19.2 million for the nine months ended September 30, 2004. Net income as a percentage of net sales was 1.1% and 2.7% for the nine months ended September 30, 2005 and 2004, respectively.

99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 229 retail stores in California, Texas, Arizona and Nevada, and a wholesale division called Bargain Wholesale. 99¢ Only Stores® emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores, where nothing is ever over 99¢.

The Company has included statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, (a) trends affecting the financial condition or results of operations of the Company, (b) the business and growth strategies of the Company, and (c) the results of operations for the quarter ended December 31, 2005. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release as a result of the review by the Company’s independent auditor of the preliminary financial results contained herein, and for the reasons, among others, discussed herein and in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section - "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. The financial information in this press release is preliminary and subject to review by independent auditors and is, therefore, subject to change.

Note to Editors: 99¢ Only Stores® news releases and information available on www.99only.com

CONTACT: 99¢ Only Stores®, City of Commerce, California, Rob Kautz, CFO, 323/881-1293.